Exhibit 99.1

Marine Products Corporation Reports

Record Fourth Quarter and Full Year 2022 Financial Results

ATLANTA, January 25, 2023 – Marine Products Corporation (NYSE: MPX) announced its unaudited results for the quarter and year ended December 31, 2022. Marine Products is a leading manufacturer of fiberglass boats under the brand names of Chaparral and Robalo. Chaparral’s sterndrive models include SSi and SSX, along with the Chaparral Surf Series. Chaparral’s outboard offerings include OSX Luxury Sportboats and SSi outboard models. Robalo builds an array of outboard sport fishing boats, which include center consoles, dual consoles and Cayman Bay Boat models.

For the quarter ended December 31, 2022, Marine Products generated record quarterly net sales of $108.5 million, a 42 percent increase compared to $76.5 million in the same quarter of the prior year. The increase in net sales was due to a 29 percent increase in the number of boats sold during the quarter and a 12 percent increase in the average selling price per boat. Unit sales increased during the quarter primarily due to our success during the quarter in finishing and shipping substantially completed boats from inventory, as supply chain issues continued to improve. Average selling prices increased primarily due to a favorable model mix and price increases to cover increased costs including primarily materials and components. Unit sales increased within all of Chaparral’s models as well as many Robalo models.

Gross profit for the fourth quarter of 2022 was $27.3 million compared to $19.2 million in the fourth quarter of the prior year. Gross margin as a percentage of net sales was 25 percent in the fourth quarter of both years. Operating profit for the fourth quarter of 2022 was $14.8 million, an increase of 39 percent compared to operating profit of $10.7 million in the fourth quarter of last year. Selling, general and administrative expenses were $12.5 million in the fourth quarter of 2022 compared to $8.5 million in the fourth quarter of 2021. These expenses increased due to costs that vary with sales and profitability, such as incentive compensation, sales commissions and warranty expenses. In addition, the Company recorded a $1.2 million pension settlement charge associated with its defined benefit pension plan. Selling, general and administrative expenses were 12 percent of net sales in the fourth quarter of 2022 compared to 11 percent of net sales in the prior year. Net income for the fourth quarter of 2022 was a record $11.9 million, an increase of 40 percent compared to net income of $8.4 million in the fourth quarter of 2021. Earnings before interest, taxes, depreciation and amortization (EBITDA)[1] for the fourth quarter of 2022 was $15.3 million, an increase of $4.2 million or 38 percent, compared to the fourth quarter of 2021.

Diluted earnings per share in the fourth quarter of 2022 were $0.35, an increase of 40 percent compared to $0.25 in the fourth quarter of the prior year. The effective tax rate for the fourth quarter of 2022 was 22 percent, a slight increase compared to an effective tax rate of 21 percent for the fourth quarter of the prior year.

Net sales for the twelve months ended December 31, 2022 were a record $381.0 million, an increase of 28 percent compared to the twelve months ended December 31, 2021. Net income during 2022 was a record $40.3 million or $1.18 diluted earnings per share, compared to net income of $29.0 million or $0.85 diluted earnings per share in 2021. EBITDA1 for 2022 was $53.7 million compared to $38.2 million in 2021.

1 EBITDA is a financial measure which does not conform to GAAP. Additional disclosure regarding this non-GAAP financial measure and its reconciliation to net income, the nearest GAAP financial measure, is disclosed in Appendix A to this press release.

Fourth Quarter 2022 Earnings Press Release

“During the fourth quarter our supply chain and transportation issues continued to improve, allowing us to increase boat shipments to satisfy dealer demand for new 2023 models,” stated Ben M. Palmer, Marine Products’ President and Chief Executive Officer. “In fact, our fourth quarter 2022 shipments were the highest of any quarter in 2022 in spite of the seasonal impact of two holidays. In addition to higher unit sales, these positive developments lowered our working capital requirements, which are reflected in lower inventories and a higher cash balance than at the end of the third quarter. While production and transportation challenges continue, we are pleased with the improvement. At the end of the quarter, field inventories began to increase to support our dealers during the upcoming 2023 winter boat show season.

“Indications of attendance and orders from the early boat shows are positive, so we are maintaining a high production schedule and have allocated dealer deliveries through the first quarter. As the retail selling season gets underway, however, we will monitor market indications from the upcoming winter boat shows for any changes in customer demand caused by interest rate increases and economic uncertainty,” concluded Palmer.

Marine Products Corporation will hold a conference call today, January 25, 2023, at 8:00 a.m. Eastern Time to discuss the results for the quarter. Interested parties may listen in by accessing a live webcast in the investor relations section of Marine Products’ website at marineproductscorp.com. Additionally, the live conference call can be accessed by calling (888) 660-6357 or (929) 201-6127 for international callers and using conference ID number 9979064. A replay will be available in the investor relations section of Marine Products’ website beginning approximately two hours after the call.

Marine Products Corporation (NYSE: MPX) designs, manufactures and distributes premium-branded Chaparral sterndrive and outboard pleasure boats, and Robalo outboard sport fishing boats.  The Company continues to diversify its product lines through product innovation. With premium brands, a solid capital structure, and a strong independent dealer network, Marine Products Corporation is prepared to capitalize on opportunities to increase its market share and generate superior financial performance to continue building long-term shareholder value.  For more information on Marine Products Corporation visit our website at MarineProductsCorp.com.

Certain statements and information included in this press release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include statements that look forward in time or express management’s beliefs, expectations or hopes. In particular, such statements include, without limitation, the statements (i) regarding the unpredictability of our improved production and transportation issues, (ii) the consistency of indications of orders and demand from the early boat shows compared to the same period in 2022 and (iii) our monitoring of market indications from the upcoming winter boat shows for any changes in customer demand caused by interest rate increases and economic uncertainty. Additional discussion of factors that could cause the actual results to differ materially from management’s projections, forecasts, estimates and expectations is contained in Marine Products’ Annual Report on Form 10-K, filed with the U.S. Securities and Exchange Commission (the “SEC”) for the year ended December 31, 2021.

For information about Marine Products Corporation or this event, please contact:

Michael L. Schmit

Chief Financial Officer

(404) 321-7910

irdept@marineproductscorp.com

Jim Landers

Vice President Corporate Services

(404) 321-2162

jlanders@marineproductscorp.com

Fourth Quarter 2022 Earnings Press Release

MARINE PRODUCTS CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS  (In thousands except per share data)

	Fourth Quarter		Twelve Months
Period ended December 31, (Unaudited)	2022	2021	2022	2021
Net sales	$108,509	$76,537	$380,995	$298,014
Cost of goods sold	81,189	57,379	287,278	229,742
Gross profit	27,320	19,158	93,717	68,272
Selling, general and administrative expenses	12,472	8,497	41,921	31,880
Operating profit	14,848	10,661	51,796	36,392
Interest income (expense)	286	(6)	338	16
Income before income taxes	15,134	10,655	52,134	36,408
Income tax provision	3,277	2,207	11,787	7,382
Net income	$11,857	$8,448	$40,347	$29,026

EARNINGS PER SHARE
Basic	$0.35	$0.25	$1.18	$0.85
Diluted	$0.35	$0.25	$1.18	$0.85

AVERAGE SHARES OUTSTANDING
Basic	34,218	33,992	34,183	33,984
Diluted	34,218	33,992	34,183	33,984

Fourth Quarter 2022 Earnings Press Release

MARINE PRODUCTS CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands)

	DECEMBER 31, 2022	DECEMBER 31, 2021
	(Unaudited)
ASSETS
Cash and cash equivalents	$43,171	$14,102
Accounts receivable, net	5,340	3,262
Inventories	73,015	73,261
Income taxes receivable	28	10
Prepaid expenses and other current assets	3,444	2,474
Total current assets	124,998	93,109
Property, plant and equipment, net	14,965	14,370
Goodwill	3,308	3,308
Other intangibles, net	465	465
Pension and retirement plans assets	9,881	13,302
Deferred income taxes	6,027	4,392
Other assets	4,071	3,895
Total assets	$163,715	$132,841

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable	$8,250	$6,771
Accrued expenses and other liabilities	15,340	11,298
Total current liabilities	23,590	18,069
Pension and retirement plans liabilities	14,440	15,564
Other long-term liabilities	1,304	683
Total liabilities	39,334	34,316
Common stock	3,422	3,399
Capital in excess of par value	-	-
Retained earnings	122,954	97,702
Accumulated other comprehensive loss	(1,995)	(2,576)
Total stockholders' equity	124,381	98,525
Total liabilities and stockholders' equity	$163,715	$132,841

Fourth Quarter 2022 Earnings Press Release

Appendix A

Marine Products Corporation has used the non-GAAP financial measure of earnings before interest, taxes, depreciation and amortization (EBITDA) in today's earnings release, and anticipates using EBITDA in today's earnings conference call. EBITDA should not be considered in isolation or as a substitute for operating income, net income or other performance measures prepared in accordance with GAAP.

Marine Products Corporation uses EBITDA as a measure of operating performance because it allows us to compare performance consistently over various periods without regard to changes in our capital structure.

A non-GAAP financial measure is a numerical measure of financial performance, financial position, or cash flows that either 1) excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with GAAP in the statement of operations, balance sheet or statement of cash flows, or 2) includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable measure so calculated and presented. Set forth below is a reconciliation of EBITDA with Net Income, the most comparable GAAP measure. This reconciliation also appears on Marine Products Corporation’s investor website, which can be found on the Internet at marineproductscorp.com.

(Unaudited)

Periods ended December 31,	Three Months Ended		Twelve Months Ended
(In thousands)	2022	2021	2022	2021
Reconciliation of Net Income to EBITDA
Net Income	$11,857	$8,448	$40,347	$29,026
Add:
Income tax provision	3,277	2,207	11,787	7,382
Depreciation and amortization	489	471	1,905	1,816
Less:
Interest income (expense)	286	(6)	338	16
EBITDA	$15,337	$11,132	$53,701	$38,208